Exhibit 10.1

1015 Penn Ave., Suite 103 | Wyomissing PA 19610
customersbank.com

November 21, 2018
Via Hand Delivery at Customers Bank
Bob Wahlman
100 N. Park Road
Apt. 1232
Wyomissing, PA 19610

Dear Bob:
This letter sets forth the proposal of Customers Bancorp, Inc. (the “Bank”) regarding your separation from employment with the Bank. Upon your acceptance of the terms and conditions set forth in this Letter Agreement and General Release (“Letter Agreement”), the Bank agrees to provide you with the severance package set forth in this Letter Agreement on the conditions described herein.
1.Last Date of Employment:

(a)Last Day. Your last day of employment with the Bank is today, Wednesday, November 21, 2018. You will be paid your regular bi-weekly salary through your Last Day on the Bank’s next regularly scheduled payroll period following your Last Day.

(b)PTO. The Bank agrees to pay you the gross sum of $10,153.85 (which reflects an amount equal to 52.8 hours of accrued but unused PTO), which shall be paid to you on the Bank’s next regularly scheduled payroll period following your Last Day.

(c)Payment in Lieu Notice. The Bank agrees to pay you the gross sum of $49,315.05 in lieu of 45 days-notice (“Notice Payment”). The Bank also will pay you the gross sum of $5,572.14 which reflects the employer-share of health benefits for two months (that is, $3,208.44) grossed up for tax purposes. Additionally, the Bank will pay you the gross sum of $1,200 to cover 45 days of your car allowance. All payments set forth in paragraph 1 (c) of this Letter Agreement shall be paid to you on the Bank’s next regularly scheduled payroll period following your Last Day.

(d)Withholdings. The payments set forth in this paragraph will be made in accordance with the Bank’s regular payroll practices and are not conditioned upon your signing this Letter Agreement. The Bank will withhold from the above amounts all applicable federal, state and local taxes, and other designated or required withholdings.

2.Health Benefits: Your current health benefits will remain in effect through November 30, 2018. Thereafter, you are entitled to continue participating in the Bank’s health insurance program under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), relating to the continuation of your health benefits, and you may continue your health insurance to the extent permitted by COBRA. Your COBRA benefits, should you choose to elect them, begin on December 1, 2018. As set forth in paragraph 6(b) below, if you sign this Letter Agreement and elect COBRA, then the Bank would pay for additional COBRA premiums. The Bank will provide you with additional information regarding your COBRA rights by separate letter.

3.Other Benefits:

(a)Disability Insurance Benefits. Your disability insurance benefits, if any, will remain in place through your Last Day.

(b)Life Insurance: Your life insurance will end on your Last Day. You will have the option to convert the Bank-provided life insurance policy to an individual policy, and the Bank will pay for the premiums for a period of two (2) years (for so long as the policy is in effect during that period). We will separately provide you with information regarding possible conversion.

(c)401K/FSA: Your participation as an employee in the Bank 401K Plan (the “Plan”) and the Bank’s Flexible Spending Account (“FSA”) will end as of your Last Day. You will receive information regarding your options with respect to your amounts in the Plan and the FSA by separate communications.

(d)Equity Awards. Any stock options granted under the Customers Bancorp, Inc. 2010 Stock Option Plan or the Amended and Restated Customers Bancorp, Inc. 2004 Incentive Equity and Deferred Compensation Plan will immediately vest. Your Annual Deferral Account, or Accounts, as applicable, under the Customers Bancorp, Inc. Bonus Recognition and Retention Program will be 100% vested. The vesting of any restricted stock units granted under the Customers Bancorp, Inc. 2010 Stock Option Plan or the Amended and Restated Customers Bancorp, Inc. 2004 Incentive Equity and Deferred Compensation Plan is subject to the approval of the Bank’s Board of Directors and/or the Bank’s Compensation Committee and, if applicable, the Board will be asked to consider the vesting of such restricted stock units in accordance with the terms of the plans or programs. Any vested stock options, restricted stock units or deferral accounts shall be governed by the terms of the applicable plans or programs.

(e)Other Benefits. All other employee benefits not specifically continued by this Letter Agreement will terminate as of your Last Day.

4.Business-Related Expenses: The Bank will reimburse you for normal business-related expenses that were incurred during your employment with the Bank in accordance with the Bank’s policies concerning such reimbursement. All requests for reimbursement must be submitted, along with all required supporting documentation, to Karen Kirchner within three (3) weeks after your Last Day.

5.Bonus for 2018: If you had remained employed with the Bank through the end of 2018 or through the date of bonus payments, you would not have received a bonus for 2018. As such, you will not receive a bonus or a pro-rated bonus for 2018.

6.Separation Package: Upon your execution of this Letter Agreement and following the Effective Date:

(a)The Bank will pay you the gross sum of $1,107,292.24 (“Severance Amount”) which is comprised of the following, as severance:
(i)The gross sum of $800,000.24 (which reflects two years of your current base salary)

(ii)The gross sum of $307,292 (which reflects two times your average bonus for fiscal years 2015, 2016 and 2017).

The Severance Amount will be paid to you in installments over a 24 month period. However, in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, the initial payment of the gross amount of $276,823.04 (which is comprised of 13 bi-weekly installment payments (the “Initial Amount”) will be made in a lump sum on the first payroll after May 21, 2019. The remaining $830,469.20 (the “Remaining Amount”) will be paid in 39 equal bi-weekly installments with the first such installment of the Remaining Amount to commence two weeks after payment of the Initial Amount. Payment of the Severance Amount will be made in accordance with the Bank’s regular payroll practices, and the Bank will deduct from such payments all applicable federal, state and local taxes and other designated or required withholdings. Notwithstanding anything to the contrary in this Letter Agreement, you may elect to receive the full Remaining Amount (less Fifteen Thousand Dollars [$15,000.00] as the net present value discount), along with the Initial Amount, on the Bank’s first regularly scheduled payroll period after May 21, 2019. To make this election, you must notify the Bank via e-mail addressed to Karen Kirchner at kkirchner@customersbank.com at least twenty (20) days before May 21, 2019.
(b)In the event that you choose to elect your current health benefits pursuant to COBRA, the Bank will reimburse you (upon your providing the Bank with receipts of your payment) for the employer-share of your health insurance premiums under COBRA for eighteen (18) months (that is through April 30, 2020), and you will be responsible for the employee-share. Thereafter, you will be solely responsible for paying the COBRA insurance premiums for the remainder of the time that you elect to continue your insurance under COBRA. Notwithstanding anything in this paragraph 6(b) to the contrary, the Bank will cease paying for your coverage under COBRA on the date that your COBRA continuation coverage would otherwise terminate (for example, if you became covered under a subsequent employer’s health plan). The provisions contained in paragraphs 2 and 6(b) are not intended to extend your COBRA continuation coverage beyond the otherwise applicable COBRA period.

(c)The payments and other benefits set forth in this paragraph 6 are in lieu of any additional compensation, and you will not receive, and are not entitled to receive, any bonuses, incentive payments, discretionary payments or other amounts.

(d)The payments and benefits set forth in paragraphs 6(a) and 6(b) are subject to your continuing compliance with your restrictive covenants and other post-employment obligations identified in paragraph 10 of this Agreement.

7.General Release:

(a)In consideration for the above, and all of the terms of this Letter Agreement you, Robert Wahlman, for yourself, your agents, successors, heirs and assigns (all of whom are hereinafter individually and collectively referred to in this paragraph as “Releasors”), do hereby release, remise and forever discharge Customers Bancorp, Inc., and their owners, parents, subsidiaries, affiliates, related companies, divisions, predecessors, successors, interests, assigns, and/or entities in which each has an ownership interest, and each of their present and former agents, servants, shareholders, employees, officers, directors, trustees, representatives, attorneys, investors and insurers and each of their heirs, successors, executors and administrators and all persons acting by, through, under and/or in concert with any of them (all of whom are hereinafter individually and collectively referred to in this paragraph as “Releasees”) of and from any and all claims, demands, causes of action, actions, rights, damages, judgments, costs, compensation, suits, debts, dues, accounts, bonds, covenants, agreements, expenses, attorneys’ fees, damages, penalties, punitive damages and liability of any nature whatsoever, in law or in equity or otherwise, which Releasors have had, now have, shall or may have, whether known or unknown, foreseen or unforeseen, suspected or unsuspected, by reason of any cause, matter or thing whatsoever, from the beginning of the world to the Effective Date of this Letter Agreement, including those relating to your employment with the Bank, the terms and conditions of such employment, the termination of that employment and any agreements between you and the Bank.

(b)By the general release set forth in this paragraph 7, you acknowledge that you are giving up all claims relating to or arising out of your employment with the Bank, the terms and conditions of your employment, and the termination of that employment, including but not limited to, claims for breach of contract or implied contract, wrongful, retaliatory or constructive discharge, negligence, misrepresentation, fraud, detrimental reliance, promissory estoppel, defamation, invasion of privacy, impairment of economic opportunity, tortious interference with contract or business relationships, intentional or negligent infliction of emotional distress, any and all other torts, and claims for attorneys’ fees, as well as the following statutory claims described below.

(c)You further acknowledge that various local, state and federal laws prohibit discrimination based on age, gender, sexual orientation, race, color, national origin, religion, disability, veteran’s status, and certain other protected classifications. These include Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871, and the Civil Rights Act of 1991 (relating to gender, national origin, religion, race and certain other kinds of job discrimination); the Pregnancy Discrimination Act; the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act (relating to age discrimination in employment); the Rehabilitation Act of 1973 and the Americans with Disabilities Act (relating to disability discrimination in employment); the Pennsylvania Human Relations Act and the Philadelphia Fair Practices Ordinance (prohibiting various forms of employment discrimination); and other local, state and federal laws.

You also understand and acknowledge that there are various federal and state laws governing benefit issues, wage and hour issues, and other employment issues, including, but not limited to, the Employee Retirement Income Security Act, the Sarbanes-Oxley Act of 2002, the National Labor Relations Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Uniformed Services Employment and Reemployment Rights Act; the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Minimum Wage Act, Pennsylvania’s whistleblower statute; and other local, state and federal laws.
You acknowledge that, to the fullest extent permitted by law, you are giving up any claims you may have under any of these statutes and under any other federal, state or municipal statute, ordinance, executive order or regulation relating to discrimination in employment, wage and hour issues, or in any way pertaining to employment relationships. You understand and acknowledge that this general release applies to all such employment-related and other claims that you now have or may have had to the Effective Date of this Letter Agreement.
(d)Nothing in this general release shall be construed to prohibit you from filing any submission or participating in any investigation or proceeding conducted by any federal, state or local agency charged with handling employment-related claims. However, you agree that you (along with anyone on your behalf) shall be prohibited from seeking, and shall not be entitled to recover, any monetary damages, attorneys’ fees, and/or costs in any such investigation or proceeding. Additionally, you warrant and represent that you have not filed any civil actions, lawsuits, complaints, charges or claims for relief or benefits against the Bank with any local, state or federal court or administrative agency, that are currently outstanding, nor have you assigned any such civil action, lawsuit, complaint, charge or claim for relief or benefits to anyone else.

(e)The general release set forth in this paragraph 7 is intended to comply with Section 201 of the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f). Accordingly, you acknowledge, represent and certify as follows: (A) that you waive all rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et. seq. (“ADEA”), knowingly and voluntarily in exchange for consideration of value to which you would not otherwise have been entitled; (B) that you are hereby advised in writing by the Bank that you have the right to consult with an attorney in conjunction with this Letter Agreement and your decision to waive your rights or claims under the ADEA; (C) that you have been given a period of at least twenty-one (21) days within which to consider this Letter Agreement and your decision to waive your rights or claims under the ADEA, and that you agree that any changes to the Letter Agreement, whether material or immaterial, will not restart that consideration period; (D) that you have been informed by the Bank and understand that you may revoke your acceptance of this Letter Agreement for a period of seven (7) days after signing it, that this Letter Agreement will not become effective or enforceable until after the seven (7) day period has expired, and that any revocation you make shall be in writing, sent by facsimile or overnight mail, to Michael A. DeTommaso, General Counsel and Corporate Secretary, 1015 Penn Avenue, Suite 102, Wyomissing, PA 19610; (E) that you further understand that if you revoke your acceptance as described above, this Letter Agreement shall be null and void in its entirety, and if you have not revoked this Letter Agreement by the end of the seven-day period, this Letter Agreement will be in full force and effect; (F) that you have exercised your rights and opportunities as you deemed appropriate; (G) that you have carefully read and fully understand all of the provisions of this Letter Agreement; and (H) that you are entering into this Letter Agreement knowingly, voluntarily and of your own free will, and intending to be legally bound.

8.Unemployment Compensation: The Bank agrees not to contest a claim for unemployment compensation, during your period of unemployment, if you wish to apply for it.

9.Return of Bank Property:

(a)You are required to return to the Bank (i) all Bank-owned property in your possession, custody or control (including in your home, automobile and elsewhere), including, but not limited to, badges, keys, access cards, credit cards, iPhones, iPad, cell phones, computer equipment, and (ii) all documents or electronically stored information in your possession, custody or control that relate to the Bank, its customers, the services of the Bank, or the performance of your job duties with the Bank.

(b)By signing this Letter Agreement, you represent, warrant, and certify that:

(i)you either have returned to the Bank all Bank-related documents and materials (but excluding documents of a personal nature, such as your employment agreements, payroll information or other such personal materials), electronically stored or otherwise, or hereby confirm that you are not in possession, custody or control of such documents or materials,

(ii)you have permanently deleted any and all copies of electronically stored Bank-related documents and materials that you may have had in your possession, custody, or control from all electronic devices in your possession, custody, or control and from any cloud storage locations,

(iii)you have permanently deleted any and all electronic files that you may have on your personal email accounts, along with all copies, derivatives and subsets of such materials, all media containing such materials, and all system backups or temporary files containing such materials, and that you have not maintained any copies of those materials on any electronic devices, including any copies in any cloud storage location.

10.Post-Employment Obligations:

(a)You acknowledge that during your employment with the Bank, you acquired and developed knowledge of and information concerning the confidential and proprietary information of the Bank and other Releasees. You agree not to disclose any such information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever unless authorized in writing to do so by the Bank, or to use any such information for your own purpose or for the benefit of any person, firm, corporation, association or other entity other than the Bank or other Releasees.

(b)By entering into this Letter Agreement, you reaffirm and ratify any post-employment obligations that you may have under any separate agreements with the Bank (including under Sections, 7, 8, 9 and 10 of the Employment Agreement between you and the Bank, dated August 5, 2013).

11.Confidentiality of this Letter Agreement: The existence, terms and conditions of this Letter Agreement shall be kept confidential by you, except that you may disclose the terms and conditions of this Letter Agreement to your immediate family, attorney(s), accountant(s), and tax preparer(s), provided that they also keep this Letter Agreement and its terms and conditions confidential. The terms of this paragraph are a material condition to this Letter Agreement.

12.Non-Disparagement: You agree that you will not make any disparaging statements about any of the Releasees and will not disrupt the Releasees’ businesses in any manner. The Releasees agree that none of them will make any disparaging statements about you. The statements strictly prohibited hereby include any communications whatsoever, either verbal, in writing, by gesture, or by behavior of any kind, that might tend to or actually harm or injure the Releasees or you, as the case may be, whether or not such harm or injury was intended.

13.Director and Officer Coverage: You will continue to be covered by the Bank’s directors and officers liability insurance policy, for your covered acts or omissions occurring during your employment.

14.Re-Employment: You understand and agree that your employment with the Bank is permanently and irrevocably terminated as of your Last Day, and that neither the Bank nor the other Releasees have any obligation to hire, rehire or re-employ you in the future.

15.Communications: The Bank will apprise our employees and external contacts of your departure, simply stating that “your last day at the Bank was November 21,” unless you and the Bank agree to something different.

16.Miscellaneous:

(a)Assignment: The Bank may assign this Letter Agreement, and such assignment will take effect for the benefit of any successors or assigns of the Bank created by merger, reorganization, sale of assets or otherwise. You hereby consent and agree to such assignment and enforcement of such rights and obligations by the Bank’s successors or assigns.

(b)No Admission: This Letter Agreement is not, and shall not be construed to be, an admission of liability, culpability or any other legal conclusion.

(c)Governing Law: This Letter Agreement shall be interpreted, enforced and governed under the laws of the Commonwealth of Pennsylvania.

(d)Construction: If any provision of this Letter Agreement is declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions of the Letter Agreement shall not be affected thereby and the illegal or invalid part, term or provision shall be deemed not to be a part of this Letter Agreement.

(e)Satisfactory Package: The severance package described in this Letter Agreement is an enhanced separation package that you acknowledge is adequate and satisfactory to you.

(f)Entire Agreement: This Letter Agreement constitutes the entire understanding between the parties regarding your separation from employment with the Bank and supersedes any prior written or oral agreements regarding such employment (with the exceptions set forth in paragraph 10). You acknowledge that there are no representations by the Bank, oral or written, which are not set forth in this Letter Agreement upon which you relied in signing this Letter Agreement. This Letter Agreement cannot be modified or amended except by written agreement signed by both you and the Bank’s President.

(g)Effective Date: This Letter Agreement shall become effective on the 8th day following your execution and non-revocation of this Letter Agreement (the “Effective Date”).

If you choose to accept the terms of this Letter Agreement, please return it to Michael DeTommaso signed by you on or before Friday, December 14, 2018. If you do not return it signed by that date, we shall assume that you have elected not to accept the terms and conditions of this Letter Agreement, and the offer set forth herein shall thereafter be null and void.
Your signature below indicates your acceptance of this Letter Agreement and shall cause this Letter Agreement to be binding upon you, your heirs, representatives and assigns. Your signature shall also signify that you have read and understand the Letter Agreement, and have reviewed it with an attorney or have elected not to do so.
We wish you much success in the future.
Sincerely,
CUSTOMERS BANCORP, INC.
By: /s/ Jay S. Sidhu_____________________________
Jay Sidhu
Chairman and CEO

Accepted and Agreed to on this
7th day of December, 2018,
and intending to be legally bound.
By: /s/ Robert E. Wahlman
Robert Wahlman